EXHIBIT 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form N-14 of our report dated February 3, 2015, relating to the financial statements and financial highlights of the Parnassus Mid Cap Fund and the Parnassus Small Cap Fund, appearing in the respective Annual Reports on Form N-CSR of the Parnassus Mid Cap Fund and the Parnassus Small Cap Fund for the year ended December 31, 2014, and to the references to us under the heading “Experts” in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA

March 30, 2015